___________
Richards
Layton &
Finger

February 17, 2012

Central Park Group Multi-Event Fund
12 East 49th Street
New York, NY  10017

Re: Central Park Group Multi-Event Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Central Park Group Multi-Event Fund, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)
The Certificate of Trust of Trust, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on November 21, 2006, as amended by a Certificate of Amendment filed with the Secretary of State on March 1, 2011 (as so amended, the "Certificate of Trust");

(b)	The Agreement and Declaration of Trust, dated as of November 21, 2006, by the trustee named therein;

(c)
The Registration Statement, as amended (the "Registration Statement"), on Form N-2, including a preliminary prospectus (the "Prospectus"), with respect to the issuance of $50 million of transferable units of undivided beneficial interests in the Trust (the "Shares"), to be filed by the Trust with the Securities and Exchange Commission on or about February 17, 2012;

(d)	The Amended and Restated Agreement and Declaration of Trust for the Trust, dated as of March 6, 2007, among the trustees of the Trust named therein;

(e)
The Second Amended and Restated Agreement and Declaration of Trust for the Trust (the "Trust Agreement"), dated as of May 14, 2007, among the trustees of the Trust named therein, attached as an exhibit to the Registration Statement;

(f)	The By-Laws of the Trust, dated as of March 6, 2007, attached as an exhibit to the Registration Statement (the "By-Laws");

(g)
A certificate of an officer of the Trust, dated February 17, 2012, certifying as to certain resolutions adopted by the Trustees of the Trust on December 16, 2011 (the "Resolutions") with respect to the issuance of the Shares; and

(h)	A Certificate of Good Standing for the Trust, dated February 16, 2012, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (h) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement, the Bylaws and the Certificate of Trust will be in full force and effect when the Shares are issued by the Trust and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share, in accordance with the Trust Agreement and the Resolutions and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Agreement and the Resolutions and as contemplated by the Registration Statement and (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of any such document prior to such amendment or restatement.  We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to Stroock & Stroock & Lavan LLP relying as to matters of Delaware law upon this opinion in connection with the matters set forth herein. We also consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

                         /s/ Richards, Layton & Finger, P.A.